EXHIBIT 99.2

American Eagle Outfitters, Inc.
June 2007
Recorded Sales Commentary Transcript dated July 11, 2007

Good afternoon. You have reached the American Eagle Outfitters June 2007 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

June sales performance demonstrated an on-going strength of the AE brand and a positive customer response to our offering.  We achieved an improvement in our customer conversion rate, driving meaningful increases in transactions and the number of units sold per store.  Spring and summer unit sell-through rates were strong, and we are pleased with our ending inventory position, as we head into the back-to-school season.

Total sales for the five weeks ended July 7 increased 15% to $270.2 million, compared to the five weeks ended July 1, 2006.  Due to the 53rd week last year, June comps are compared to the five weeks ended July 8, 2006.  On this basis, comparable store sales increased 8%, following an 11% comp increase for the same period last year.

Our men's business was very strong with comps in the positive mid-teens.  Women's produced a comp increase in the mid single-digits.  The best performing categories included shorts, knits, jeans, dresses and aerie.

Overall sales metrics were positive in June. In addition to a higher conversion rate, we saw an improvement in traffic over last year, leading to a mid single-digit increase in the number of transactions per store.  Due to our strong sell-through rate, units sold per store increased in the low double-digits. The average transaction value increased in the mid single-digits, driven by a mid single-digit rise in units per transaction. The average unit retail price declined in the low single digits, primarily due to our annual summer sale event.

We achieved positive comps in all five weeks, compared to positive comps last year as follows:

  Week one of mid single-digits, compared to mid single-digits;
  Week two of low double-digits, compared to mid single-digits;
  Week three of high single-digits, compared to high-teens;
  Week four of high single-digits, compared to low double-digits; and
  Week five of low double-digit, compared to mid-teens last year.

All geographic regions also comped positively in June as follows:

  Canada in the mid-teens;
  The Southwest and Northeast in the low double-digits;
  The Mid-West and Mid-Atlantic regions in the high single-digits;
  The Southeast in the mid single-digits; and
  The West was in the low single-digits.

Sales at ae.com increased 30% in June, driven by increased traffic and a higher transaction value.

We are excited about our new back-to-school collection, which arrived in stores yesterday.  In July, we are featuring the AE Jeans Fit Challenge which highlights our signature fits.

We are updating our second quarter earnings expectation to a range of $0.35 to $0.36 per share, compared to $0.31 last year.   Our previous second quarter earnings guidance was a range of $0.34 to $0.36 per share.

Our next sales announcement will be Wednesday, August 8. Thank you for your interest in American Eagle Outfitters.